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                      October 16, 2023

       Xavier Zee
       Chief Financial Officer
       AMTD IDEA Group
       23/F Nexxus Building
       41 Connaught Road Central
       Hong Kong

                                                        Re: AMTD IDEA Group
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39006

       Dear Xavier Zee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Shu Du